Exhibit 10.4

MANAGEMENT AGREEMENT

This Agreement is made as of December 13, 2004 by and between Franklin Electronic Publishers, Inc., a Pennsylvania corporation, with principal place of business at One Franklin Plaza, Burlington, New Jersey 08016-4907 (“Franklin” or “the Company”) and Centaurus Limited, a Hong Kong company, with principal place of business at 3005 Universal Trade Centre, 3 Arbuthnot Rd. Central, Hong Kong SAR (“Centaurus”).

BACKGROUND

1.	Franklin develops and has manufactured for its resale hand-held electronic reference products;

2.	Centaurus is a management consulting firm with expertise in the development and manufacture of handheld electronic reference products and employs one Matthew Baile (“Baile”);

3.	Franklin desires that Centaurus perform certain management and consulting work during the Term of this Agreement as described more fully in Exhibit A attached hereto and made a part hereof (the “Management Work”);

4.	The Management Work and all work product produced by Centaurus in connection therewith shall be for Franklin’s exclusive use: and

5.	Centaurus desires to undertake the Management Work in consideration of the promises and payments set forth herein.

AGREEMENT

The parties hereto agree as follows:

1. Assignment of Matthew Baile: Centaurus represents that Baile, having an address of A2 Taoloo Villa, 848 Clear Water Bay Road, Sai Kung, Hong Kong SAR and being a citizen of the United Kingdom is an employee of Centaurus. Franklin desires that all Management Work to be performed hereunder shall be performed personally by Baile, who, in carrying out such duties, shall carry Franklin business cards with the description “Vice President, Product Development.” Centaurus acknowledges that the designation does not indicate nor shall it be construed to mean that Baile has been elected as a corporate officer of Franklin. Centaurus represents and warrants that all Management Work to be performed hereunder shall be personally performed by Baile and agrees to assign all such Management Work to Baile and represents and warrants that Baile will devote not less than 80% of his weekly business hours to performance of the Management Work hereunder except as specifically approved in writing in advance by Franklin. Centaurus shall have Baile execute and deliver to Franklin an Agreement in the form attached hereto as Exhibit B. Centaurus agrees that all responsibility with respect to payments and benefits due to Baile in all applicable jurisdictions as an employee of Centaurus in connection with this Agreement shall be the sole responsibility of Centaurus, and not Franklin.

2. Payments: Franklin agrees to pay to Centaurus (i) the sum of US$15,000 per month for its acceptable performance of Management Work during the Term of this Agreement within ten days of receipt of a proper invoice and (ii) the amount of any pre-approved expenses of Baile in the performance of the Management Work as documented in form acceptable to Franklin. Centaurus shall be fully responsible for any taxes, duties, or other payments in connection with its receipt of payments from Franklin hereunder.

3. Works: In the case in which the Management Work requires Centaurus to develop copyrightable works (“Works”), Centaurus shall develop the Works in the format acceptable to and determined by Franklin for Franklin’s exclusive use. All of Centaurus’ work product in connection with the Management Work and the creation of any Works, including, but not limited to, printouts, diskettes, notes, programs, prototypes, reports, results and backup materials, in whatever form, shall as conducted be the sole property of Franklin, with the exception of the tools and know how identified with particularity in Exhibit C attached hereto and made a part hereof, which Exhibit C may be augmented by adding certain tools or know how from time to time at the reasonable request of Centaurus as approved by Franklin in its discretion; provided, that any such request must precede the implementation or use by Centaurus of any such tools or know how in connection with the performance of Management Work hereunder. Nothing contained herein shall constitute an agreement by Franklin to provide Centaurus with any assignments or guaranteed house of work on an ongoing basis . Centaurus agrees that neither Centaurus nor Baile has authority to bind Franklin in any way and warrants that Baile shall have no power to bind Franklin to any agreement (written or oral) unless prior written approval of the agreement is obtained and the agreement is reduced to writing acceptable to Franklin in all ways, and subsequent ratification of Franklin is secured. Centaurus promises and warrants that the Works, as well as the performance under this Agreement, shall not violate any rights of any third party.Centaurus shall provide whatever assistance may be necessary to Franklin in connection with Franklin’s quiet enjoyment of all rights in and use of the Works. Centaurus agrees to immediately notify Franklin of any material mistake, omission or default in any Works, assignments or materials, providing written notice upon observance or discovery. Any other materials purchased by or expenses of Centaurs must be approved by Franklin in advance in writing n order for Centaurus to be reimbursed by Franklin.

4. Assignment of Rights: Centaurus agrees and warrants that all rights in the Works shall be the exclusive property of Franklin. Centaurus specifically acknowledges that any and all copyrightable Works created by Centaurus in connection with this Agreement shall be deemed assigned to Franklin by Centaurus by this writing and, in furtherance thereof, Centaurus agrees to execute any additional documents necessary to evidence the assignment of any copyright rights to Franklin in connection with Centaurus’ performance of this Agreement.

5. Confidentiality: Centaurus acknowledges its execution of Franklin’s standard form of Non-Disclosure Agreement (the “NDA”) on or about 18 October 2004 which NDA is attached hereto as Exhibit D.

6. Inventions: For avoidance of doubt, Centaurus shall promptly and fully disclose to Franklin any and all inventions, discoveries, writings, programs and improvements to existing Franklin products made by Centaurus pertaining to or useful to the business of Franklin (“Inventions”) during the Consultation and during the performance of this Agreement, whether or not specifically commissioned by Franklin, as long as such Inventions were made in connection with performance of this Agreement. Centaurus shall also disclose any improvements to such Inventions made by Centaurus for one year after the completion of Centaurus’ affirmative obligations under this Agreement (“Improvements”); provided, however, that this disclosure obligation shall apply solely to Improvements related to the Management Work; and, further provided, that Franklin shall be required to respond to any disclosure relating to Improvements within five (5) working days of such disclosure as to Franklin’s desire to file one or more patent applications thereon and in default of such response, Centaurus shall be entitled to practice such Improvement without payment of any kind to Franklin. . Such Inventions and Improvements shall be those made solely or jointly with others, whether during regular business hours or otherwise, and shall become and remain the property of Franklin whether or not patent or copyright registration applications are filed thereon. Centaurus shall from time to time, upon request and at the expense of Franklin, make application for any patent or copyright registration in any country, or assignments in connection therewith, in connection with the Works, or in connection with any Inventions or Improvements and assign and transfer all said applications or rights in Inventions or Improvements to Franklin or its successors or assigns, without further consideration. Centaurus shall from time to time upon request of Franklin execute all papers, do all other things that may reasonably be required in order to protect the rights of Franklin and to vest in Franklin or its successors or assigns the entire right, title and interest in and to the Works and any and all Inventions and Improvements.

7. Term: The Term of this Agreement shall run from December 13, 2004 to June 13, 2005 unless earlier terminated by either Party by providing one month’s written notice at any time.

8. General: This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof except for the NDA and any separate agreements between Baile and Franklin, and may not be modified except in a writing signed by the party against whom enforcement is sought. This Agreement shall be governed by the laws of the state of New Jersey, the place of the contract, without regard to conflicts principles and any dispute hereunder shall be litigated in a court sitting in the State of New Jersey.

IN WITNESS WHEREOF, INTENDING TO BE LEGALLY BOUND HEREBY, the parties hereto have executed this Agreement as of the date set forth below.

FRANKLIN ELECTRONIC PUBLISHERS, INC.

By:	/s/ Barry Lipsky
Barry J. Lipsky, President
Date:

CENTAURUS LIMITED

By:	/s/ Matthew Baile
Its:	Managing Director
Date:	13th December 2004

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